Exhibit 99.04

Pazoo.com Experiences Dramatic Increases To Several Internal Categories Since MobileSeed LLC Was Engaged Approximately 6 Weeks Ago

Whippany, N.J., December 9, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that MobileSeed LLC was absolutely the right SEO/social media team for Pazoo to engage.  While Mobile Seed was only engaged 6 weeks ago and has only scratched the surface on the number of tools and programs implemented to date, several internal numbers on www.pazoo.com have already experienced dramatic increases.

Pazoo.com has seen a 26.68% increase in Facebook referral traffic and a 125% increase in organic traffic growth.  These are just two of the metrics where we have seen large increases.  Pazoo.com has also experienced a major improvement on overall site performance with pages and content loading much quicker.  A site performance evaluation is currently ongoing and additional improvements to site performance are expected in the near future.  This will only lead to a more user friendly experience resulting in more repeat visitors.

Joe Giovannoli, Head of Business Development at MobileSeed LLC stated, “The MobileSeed team is ecstatic about the results and we are eager to continue this substantial climb in site traffic while maintaining the significant amount of time spent on pazoo.com”.

Christopher Kerney, Social Media/Public Relations Manager at MobileSeed LLC said, “We are thrilled to be working with such an amazing company such as Pazoo. The synergy between the two companies will allow us to take 2015 and knock it out of the park. Remember to keep checking back and see the new updates and initiatives we have going on. Pazoo: Be Inspired. Live Powerful.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: December 9, 2014